Exhibit 10

Subject to approval of ArvinMeritor’s Board of Directors

April 12, 2005

Mr. James D. Donlon, III

Dear Jim:

We are pleased to extend to you our offer of employment for the position of Senior Vice President and Chief Financial Officer of ArvinMeritor, Inc., effective April 1, 2005. Subject to the approval of the ArvinMeritor Board of Directors (the “Board”) you will become an elected officer of ArvinMeritor, effective as of the first date employed. In this position, you will report to the Chairman, President and Chief Executive Officer of ArvinMeritor and be based in Troy, Michigan. You agree to devote your full time and attention to the business and activities of ArvinMeritor and to use your reasonable best efforts to perform faithfully and efficiently the responsibilities assigned to you by the Chairman, President and Chief Executive Officer of ArvinMeritor. This offer provides for an annual base salary of Six Hundred Thousand Dollars ($600,000). Beginning November 2005, your annual base salary shall be reviewed annually by the Board’s Compensation and Management Development Committee, consistent with ArvinMeritor’s practice for senior executives. At no time shall your annual base salary be decreased, and any increase in your annual base salary granted by the Committee in November, shall become effective on the following February, subject to Board approval.

Please note that this offer is subject to formal approval by the ArvinMeritor Board of Directors. Discussions have been held with members of the Board, and we are confident that the Board will approve our offer.

Annual Incentive Plans

You will be eligible to fully participate on a non prorated basis in the ArvinMeritor Incentive Compensation Plan (ICP) beginning in Fiscal Year 2005 (October 1, 2004 to September 30, 2005), and thereafter. Awards made under this Plan are normally paid in December of each year. Your ICP target award is 65% of your base earnings as of the end of the fiscal year for which the award is made. Actual ICP payments can range from 0% up to 200% of your target, depending upon the performance of ArvinMeritor and your individual performance, both as determined by the Board, and based in part on the achievement of specified performance objectives.

Long-Term Incentives

In addition you will be eligible to participate in ArvinMeritor’s Long-Term Incentives Plan (LTIP). As discussed with you, we have recommended to the Board’s Compensation and Management Development Committee that you be allowed to fully participate on a non prorated basis in the current (FY2005-2007) LTIP cycle.

The target award of opportunity for the FY2005-2007, which will be granted to you within thirty (30) days of your effective start date, will be One Million Dollars ($1,000,000). The grant will be comprised of a mix of Performance Shares (27,000) and Cash Performance Plan award opportunities ($500,000), based upon the achievement of specified performance objectives, over the three-year performance period, as determined by the Board. You have been provided with a Summary of Proposal by Ernie Whitus, which provides you with additional details.

Special Award

Furthermore, as per our discussion, we have recommended to the Board’s Compensation and Management Development Committee that you be given a series of special equity grants as of the date you are first employed by ArvinMeritor. You will receive 30,000 restricted shares, which shall vest, assuming continued service, as follows: 25% after 12 months; another 25% after 24 months; another 25% after 36 months and the balance of the shares would vest after 48 months. You will also receive a Three Hundred Thirty Thousand Dollar ($330,000) Cash Performance Plan Award opportunity, based upon the achievement of specific performance objectives, over the three-year performance period (FY2004 – 2006), as determined by the Board. You have been provided with a Summary of Proposal by Ernie Whitus, which provides you with additional details. In addition, you are eligible to earn a maximum of 25,000 performance contingent restricted shares, subject to the achievement of specified

Earnings Per Share Growth and Return on Investment Capital Performance Objectives, as such are determined by the Board for the FY2004-2006 performance cycle. All of the grants described herein are contingent upon your signing ArvinMeritor’s Restricted Stock Agreement and are subject to the terms and conditions of ArvinMeritor’s Long-Term Incentive Plan.

Mr. James D. Donlon, III

April 12, 2005

Benefits

You will participate in all the regular ArvinMeritor health, welfare, retirement and other employee benefit programs upon attainment of the eligibility provisions of the specific plans. You have been provided with summaries of the aforementioned plans by Ernie Whitus. Given your age, there will be no vesting restrictions as of the time of hire.

As an officer of ArvinMeritor, you shall be entitled to participate in all employee benefit (healthcare, vacation, etc.) and perquisite plans and programs (see below), of ArvinMeritor, which are generally available to its senior executive employees.

•	Club Membership
•	Company Car
•	Financial Counseling
•	Annual Executive Physical Examination
•	Personal Excess Liability Coverage

Severance Benefits

We are convinced you will be a valued employee of ArvinMeritor; however, in the event your employment with ArvinMeritor is terminated, you will be eligible for certain severance benefits (subject to your signing a release in a form satisfactory to ArvinMeritor), as follows:

•	By ArvinMeritor Without Cause:
	•	Accrued obligations;
	•	Monthly severance pay based on your annual base salary for a period of 18-36 months, as determined by the Board (the “Severance Pay Period”);
	•	Prorated ICP award;
	•	Benefit continuation for the period base salary is continued;
	•	Full and immediate vesting of all service based restricted shares;
	•	Payment of all vested benefits under the retirement and savings plans;
	•	Pro-rata participation in performance contingent restricted stock, Performance Share and Cash Performance Plan award opportunities; and
	•	No obligation to seek new employment or otherwise mitigate.

Mr. James D. Donlon, III

April 12, 2005

•

By ArvinMeritor for Cause (Cause defined as continued and willful failure to perform duties, provided that you have been given written notice and an opportunity to cure the failure within five business days; gross misconduct which is materially and demonstrably injurious to ArvinMeritor; or conviction of or pleading guilty or no contest to a (a) felony or (b) other crime which materially and adversely affects ArvinMeritor):

	•	Accrued obligations and vested plan benefits under the retirement and savings plans;
	•	Forfeit all unvested long-term incentive awards, cash performance shares and cash portions of any long-term incentive cycles; and
	•	Forfeit eligibility to receive an annual incentive award.
•	By the Executive for Any Reason (other than death or disability):
	•	Accrued obligations and vested plan benefits under the retirement and savings plans.

Death Benefits

•	Accrued obligations;
•	Pro-rata annual incentive bonus participation for the time actually worked in the year of death;
•	Immediate vesting of all outstanding restricted shares;
•	Pro-rata cash portion of any long-term incentive cycles that began more than one year prior to the date of death;
•

Medical benefit continuation for your spouse and other dependents for six months and at the end of this six month period your spouse and dependents may be eligible for coverage under COBRA (for an additional period not to exceed 30 months);

•	Payment of all death benefits under the retirement and savings plans.

Disability Benefits

Disability (Disability initially defined as the inability to perform the duties of your current job as a result of disease or injury. Based on your years of service, your first six months of disability (“Short-Term Disability”) will result in either full salary continuation for the entire six-month period or a combination of full salary continuation and reduced salary continuation for said six-month period. If you are unable to perform your job duties, following Short-Term Disability, you will be placed on Long-Term Disability and receive benefits under the provisions of that program. Following a one and one-half –year period on Long-Term Disability, eligibility for continued coverage will be based on your inability to perform any job for which you are qualified by education, training or experience)

Mr. James D. Donlon, III

April 12, 2005

•	Accrued obligations;
•	Pro-rata annual incentive bonus participation for the time actually worked or during Short-Term Disability;
•	Pro-rata cash portion of any long-term incentive cycles that began more than one year prior to the end of Short-Term Disability;
•	Continuation of the vesting rules for equity incentive awards;
•	Medical, dental, vision and life insurance benefits will be provided on the same terms as if you were employed while you are on Long-Term Disability;
•	In accordance with the retirement plan provisions, you will continue to earn vesting service but you will not receive credited service for the purpose of determining your plan benefit.

Retirement Benefits

You will be immediately eligible to participate in ArvinMeritor’s qualified and non-qualified defined benefit retirement plans, in accordance with their provisions.

In addition to the defined benefit plans, you will also be immediately eligible to participate in the 401(k) savings plan and in the non-qualified supplemental savings plan, both of which have matching company contributions.

Change of Control

In the event of a change of control (as defined in the LTIP Cash Performance Plan) of the Company, you will receive the maximum award (3 times the targeted opportunity), adjusted by the stock price multiplier, for all outstanding cycles, subject to approval by the Board. In addition, you will receive a full and immediate vesting of all performance contingent restricted stock, service-based restricted stock and performance shares.

Indemnification

The Company will provide indemnification and defend you with regard to any claims arising from any decision made by you in good faith, while performing services for the Company.

Director’s and Officer’s Insurance

The Company shall provide you with reasonable Director’s and Officer’s liability insurance coverage.

Reimbursement of Legal Fees

You will be reimbursed any legal fees incurred in connection with enforcing this agreement.

Arbitration

You have agreed to sign ArvinMeritor’s “Mutual Agreement to Arbitrate Claims” and the ArvinMeritor “Standards of Business Conduct and Conflict of Interest Certificate.” Any controversy involving the construction or application of any terms, covenants or conditions of the Agreement, or any claims arising out of any alleged breach of the Agreement, will be submitted to and resolved by final and binding arbitration in Oakland County, Michigan (conducted pursuant to the rules of the American Arbitration Association).

In the event you leave employment of ArvinMeritor for any reason, you agree that for a period of twenty four (24) months following your departure, you will not solicit for employment any ArvinMeritor employee, nor will you, without the prior written consent of ArvinMeritor, directly or indirectly provide services as an owner, partner, employee, officer, director, independent contractor, consultant, advisor or in any other capacity to Dana Corporation, Tenneco, or Eaton Corporation, or any of their respective affiliates or subsidiaries. You also agree that you will not disclose, nor will you use, any ArvinMeritor proprietary information after you leave employment of ArvinMeritor.

Mr. James D. Donlon, III

April 12, 2005

Governing Law

The validity, interpretation, construction and performance of the Agreement and the rights of the parties under the Agreement shall be interpreted and enforced under Michigan law without reference to principles of conflicts of laws.

Attorneys’ Fees

In the event of litigation between the parties to the Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees. The Company shall pay you reasonable attorneys’ fees incurred in connection with the preparation, negotiation and execution of the Agreement.

We feel you will make a significant contribution to the ArvinMeritor organization, and we also believe the Company will furnish you a rewarding opportunity. On behalf of the Board, I welcome you to ArvinMeritor!

Sincerely,

/s/	E.T. Whitus

E. T. Whitus

Senior Vice President

Human Resources

ArvinMeritor, Inc.

ACCEPTED:

/s/	James D. Donlon, III

DATE: April 12, 2005